Exhibit 5.1

 [Letterhead of Phillips, Gardill, Kaiser & Altmeyer, PLLC]

November 15, 2016

WesBanco, Inc.
One Bank Plaza
Wheeling, WV  26003

Ladies and Gentlemen:

We have acted as counsel for Wesbanco, Inc., a West Virginia corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “SEC”) of a registration statement on Form S-8 (the “Registration Statement”) under  the Securities Act of 1933, as amended (the “Securities Act”), registering the offering by the Company of up to U.S. $5,000,000 of deferred compensation obligations pursuant to the WesBanco, Inc. Deferred Compensation Plan (the “Plan”).

We have reviewed the Plan, the Registration Statement and the related prospectuses, and we have examined the original, photostatic or certified copies of the Company’s articles of incorporation (as amended to date), the Company’s bylaws (as amended to date), and other corporate records of the Company, certificates of officers of the Company and of public documents, and such other documents as we have deemed relevant and necessary as the basis of the opinion set forth below.  In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural person signatories, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies and the authenticity of the originals of such copies.  This opinion further assumes that the offer to defer compensation complies in all respects with the terms, conditions and restrictions set forth in the Registration Statement and the Plan.

Based on the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, and assuming no change in the applicable law or facts, we are of the opinion that, when the deferred compensation obligations are incurred in accordance with the terms and conditions of the Plan, the Registration Statement and the related prospectus, such deferred compensation obligations will be valid and binding obligations of the Company enforceable against the Company in accordance with the terms and conditions of the Plan.

Our opinion is subject to the effect of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium, or other similar laws relating to or affecting the rights or remedies of creditors generally, (ii) the application of general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith, and fair dealing, regardless of whether enforcement is considered in proceedings at law or in equity), and (iii) applicable law and public policy with respect to rights to indemnity and contribution.  In addition, the manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it.

The opinion expressed above is limited to the laws of the State of West Virginia, the West Virginia Business Act and the federal laws of the United States of America.

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated.  We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement, and to the references therein to our firm and this opinion in the Registration Statement.  In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K.

Very truly yours, /s/ James C. Gardill James C. Gardill